Exhibit 10.1

Supplier Agreement

This Supplier Agreement (this "Agreement") is made effective as of February 5th, 2015, between Body Align, LLC, of 2296 Chamberino Dr, Virginia Beach, Virginia 23456 ("Supplier"), and BioForce Nanosciences Holdings, Inc. (a Nevada Corporation) with its office at 3419 Virginia Beach, Suite 252, Virginia Beach, Virginia 23452("Customer"). This agreement will remain in effect for 3-Years with an extension of an additional 3-Years granted upon a written notification within 60-days of conclusion of this agreement.

1. ITEMS PURCHASED. Supplier agrees to sell, and Customer agrees to buy, the following product (the "Goods") in accordance with the terms and conditions of this Agreement- See Exhibit A.

2. PRODUCT STANDARDS. The Goods shall comply with the specifications in the attached Exhibit B and incorporated into this Agreement by this reference.

3. TITLE/RISK OF LOSS. Supplier shall pay reasonable shipping costs in accordance with its shipping instructions, but the supplier shall be responsible for packaging, shipping and safe delivery and shall bear all risk of damage or loss until the goods are delivered to the customer's address.

4. PAYMENT. Payment shall be made to Body Align, LLC, of 2296 Chamberino Dr, Virginia Beach, Virginia 23456.  BioForce Nanosciences Holdings, Inc. agrees to pay Body Align, LLC as follows:

“Sold on Consignment”

In addition to any other right or remedy provided by law, if BioForce Nanosciences Holdings, Inc. fails to pay for the Goods when due, Body Align, LLC has the option to treat such failure to pay as a material breach of this Agreement, and may cancel this Agreement and/or seek legal remedies.

5. EXCLUSIVITY. Customer agrees to purchase “Argi Powered” product covered in this agreement only through Supplier. Supplier agrees to provide for the term of this agreement any “Argi Powered” product covered in this agreement.

6. DELIVERY. Time is of the essence in the performance of this Agreement; delivery's will be made timely as production avails.

7. MARKETING SUPPORT. Supplier will give access to all Marketing Research and

Documentation produced and will respond timely for any Marketing Materials created by Customer.

8. WARRANTIES. Body Align, LLC warrants that the Goods shall be free of substantive defects in material, workmanship, and in conformity with specifications.

BODY ALIGN, LLC WILL PROVIDE GENERAL PRODUCT LIABLITY INSURANCE FOR ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES OF ANY NATURE.

9. INSPECTION. The Customer, upon receiving possession of the Goods, shall have a reasonable opportunity to inspect the Goods to determine if the Goods conform to the requirements of this Agreement. If the Customer, in good faith, determines that all or a portion of the Goods are non-conforming, the Customer may return the Goods to the Supplier at the Supplier's expense. The Customer must provide written notice to the Supplier of the reason for rejecting the Goods. The Supplier will have 30 days from the return of the Goods to remedy such defects under the terms of this Agreement.

10. DEFAULT. The occurrence of any of the following shall constitute a material default under this Agreement:

a.  The failure to make a required payment when due.

b.  The insolvency or bankruptcy of either party.

c.  The subjection of any of either party's property to any levy, seizure, general assignment for the  benefit of creditors, application or sale for or by any creditor or government agency.

d.  The failure to make available or deliver the Goods in the time and manner provided for in this Agreement.

11. REMEDIES ON DEFAULT. In addition to any and all other rights available according to law, if either party defaults by failing to substantially perform any material provision, term or condition of this Agreement (including without limitation the failure to make a monetary payment when due), the other party may elect to cancel this Agreement if the default is not cured within 10 days after providing written notice to the defaulting party. The notice shall describe with sufficient detail the nature of the default.

12. FORCE MAJEURE. If performance of this Agreement or any obligation under this

Agreement is prevented, restricted, or interfered with by causes beyond either party's reasonable control ("Force Majeure"), and if the party unable to carry out its obligations gives the other party prompt written notice of such event, then the obligations of the party invoking this provision shall be suspended to the extent necessary by such event. The term Force Majeure shall include, without limitation, acts of God, fire, explosion, vandalism, storm or other similar occurrence, orders or acts of military or civil authority, or by national emergencies, insurrections, riots, or wars. The excused party shall use reasonable efforts under the circumstances to avoid or remove such causes of non-performance and shall proceed to perform with reasonable dispatch whenever such causes are removed or ceased. An act or omission shall be deemed within the reasonable control of a party if committed, omitted, or caused by such party, or its employees, officers, agents, or affiliates.

13. ARBITRATION. Any controversies or disputes arising out of or relating to this Agreement shall be resolved by binding arbitration in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association. The parties shall select a mutually acceptable arbitrator knowledgeable about issues relating to the subject matter of this Agreement.

In the event the parties are unable to agree to such a selection, each party will select an arbitrator and the two arbitrators in turn shall select a third arbitrator, all three of whom shall preside jointly over the matter. The arbitration shall take place at a location that is reasonably centrally located between the parties, or otherwise mutually agreed upon by the parties.

All documents, materials, and information in the possession of each party that are in any way relevant to the dispute shall be made available to the other party for review and copying no later than 30 days after the notice of arbitration is served.

The arbitrator(s) shall not have the authority to modify any provision of this Agreement or to award punitive damages. The arbitrator(s) shall have the power to issue mandatory orders and restraint orders in connection with the arbitration. The decision rendered by the arbitrator(s) shall be final and binding on the parties, and judgment may be entered in conformity with the decision in any court having jurisdiction. The agreement to arbitration shall be specifically enforceable under the prevailing arbitration law. During the continuance of any arbitration proceeding, the parties shall continue to perform their respective obligations under this Agreement.

14. CONFIDENTIALITY. Both parties acknowledge that during the course of this Agreement, each may obtain confidential information regarding the other party's business. Both parties agree to treat all such information and the terms of this Agreement as confidential and to take all reasonable precautions against disclosure of such information to unauthorized third parties during and after the term of this Agreement. Upon request by an owner, all documents relating to the confidential information will be returned to such owner.

15. NOTICES. Any notice or communication required or permitted under this Agreement shall be sufficiently given if delivered in person or by certified mail, return receipt requested, to the addresses listed above or to such other address as one party may have furnished to the other in writing. The notice shall be deemed received when delivered or signed for, or on the third day after mailing if not signed.

16. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties regarding the subject matter of this Agreement, and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

17. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and signed by both parties.

18. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable.

If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

19. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

20. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Virginia.

21. SIGNATURES. This Agreement shall be signed by Richard Kaiser, Secretary and Director on behalf of BioForce Nanosciences Holdings, Inc. and by Steve Lepkowski, CEO on behalf of  Body Align, LLC.

Date: February 5, 2015

Customer:

BioForce Nanoscience Holdings, Inc.

Richard Kaiser

Secretary/Director

By: /s/ Richard Kaiser

Supplier:

Body Align, LLC

Steve Lepkowski

CEO

By: /s/ Steve Lepkowski

Exhibit A

1.

Pricing is determined by the Cumulative Product shipped to BioForce Nanosciences Holdings, Inc. per below:

a)

Cumulative Pricing Argi Powered Formulation:

0 - 10,000 $16.00 per 30 - day serving

10,001 - 50,000 $15.50 per 30 - day serving

50,001 - 100,000 $15.00 per 30 - day serving

Over 100,001 $14.50 per 30 - day serving